Exhibit 10(a)

PARKER-HANNIFIN CORPORATION

AMENDED AND RESTATED

PERFORMANCE BONUS PLAN

As of July 8, 2010

1. Purpose. The purpose of the Performance Bonus Plan (the “Plan”) is to attract and retain key executives for Parker-Hannifin Corporation, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2. Definitions. As used in this Plan,

“Annual Incentive Bonus” shall mean, for each Eligible Executive, an Incentive Bonus payable with respect to a fiscal year.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Management Development and Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Common Shares” means the Corporation’s common shares of the par value of $.50 per share.

“Eligible Executive” means the Corporation’s Chief Executive Officer and any other executive officer or other employee of the Corporation designated by the Committee.

“Incentive Bonus” shall mean, for each Eligible Executive, a bonus amount determined by the Committee pursuant to Section 5 below, which may be an Annual Incentive Bonus or a Long-Term Incentive Bonus.

“Long-Term Incentive Bonus” shall mean, for each Eligible Executive, an Incentive Bonus payable with respect to a Performance Period longer than one fiscal year.

“Management Objectives” means the achievement of an annual or long-term performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following:

(i)	earnings per share;

(ii)	return on invested capital;

(iii)	return on total capital;

(iv)	return on total assets;

(v)	return on net assets;

(vi)	return on equity;

(vi)	total shareholder return;

(vii)	revenue;

(viii)	cash flow or free cash flow;

(ix)	net income;

(x)	operating profit;

(xi)	pre-tax income;

(xii)	earnings before interest, taxes, depreciation and/or amortization costs;

(xiii)	productivity;

(xiv)	customer satisfaction;

(xv)	employee satisfaction;

(xvi)	economic value added; and

(xvii)	stock price.

“Performance Period” means a period of time equal to or greater than one (1) fiscal year which is established at the discretion of the Committee.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5. Awards.

(a) Not later than the 90th day of each Performance Period, the Committee shall establish the Management Objective or Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall (i) the Annual Incentive Bonus paid to the Chief Executive Officer under the Plan for a fiscal year exceed either $4 million or 300% of base salary; (ii) the Annual Incentive Bonus paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a fiscal year exceed either $2 million or 200% of base salary; (iii) the Long-Term Incentive Bonus paid to the Chief Executive Officer under the Plan for a Performance Period exceed $8.5 million in cash or 200,000 Common Shares; or (iv) the Long-Term Incentive Bonus paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed $3.5 million in cash or 100,000 Common Shares. The limit on the number of Common Shares that may be paid to an Eligible Executive as a Long-Term Incentive Bonus and the kind of shares covered thereby shall be adjusted by the Committee as it may deem equitable to reflect any (a) stock dividend, stock split, combination of Common Shares, recapitalization or other change in the capital structure of the Corporation, or (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) other corporate transaction or event having an effect similar to any of the foregoing.

6. Committee Certification. As soon as reasonably practicable after the end of each Performance Period, the Committee shall determine whether each Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such Performance Period and shall certify such determinations in writing.

7. Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation’s last fiscal year to which the award relates. Annual Incentive Bonuses shall be paid in cash. Long-Term Incentive Bonuses may, at the discretion of the Committee, be paid in cash and/or Common Shares pursuant to the Corporation’s 2003 Stock Incentive Plan, 2009 Omnibus Stock Incentive Plan, or any successor plan thereto. Incentive Bonuses paid in cash may be deferred under the Corporation’s Executive Deferral Plan, and, if so deferred, will be subject to the terms and conditions of such plan. An election to defer payment of all or any part of an Incentive Bonus under the Plan shall be made in accordance with such rules as may be established by the Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.

8. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

9. Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus. If any Long-Term Incentive Bonus is paid in Common Shares pursuant to the 2003 Stock Incentive Plan, it shall be a condition to the obligation of the Corporation to deliver the Common Shares upon payment of any such Long-Term Incentive Bonus that the Eligible Executive pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for withholding taxes. The Eligible Executive may elect to, or shall, at the discretion of the Committee, pay a portion or all of the amount of such withholding taxes in Common Shares.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

11. Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Corporation to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not, after the end of the 90-day period described in Section 5(a) of the Plan, cause the amount payable under an Incentive Bonus to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the Plan, on a prospective basis only, at any time.

12. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective for the 2006 fiscal year, and shall remain effective until the first annual meeting of shareholders held in the 2011 fiscal year, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.